Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dimension Therapeutics, Inc. 2015 Stock Option and Incentive Plan and the Dimension Therapeutics, Inc. 2013 Stock Plan, both as assumed by Ultragenyx Pharmaceutical Inc., of our reports dated February 16, 2017, with respect to the consolidated financial statements of Ultragenyx Pharmaceutical Inc. and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 2, 2017